Exhibit 99.1

John Roselli Named President of Becker Professional Education

Thomas Vucinic to retire at the end of 2010 after 14 years of distinguished service

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--June 16, 2010--DeVry Inc. (NYSE: DV), a global provider of educational services, announced the appointment of John Roselli as the president of Becker Professional Education. He succeeds Thomas Vucinic, who will retire at the end of 2010. Roselli’s appointment will be effective October 1, 2010, to ensure a smooth leadership transition at Becker.

“During his 14 years at Becker, Tom has shepherded the growth of the CPA review program, leading Becker to become the undisputed leading provider of exam preparation materials to the world’s CPA candidates,” said Daniel Hamburger, president and chief executive officer of DeVry Inc. “He has instituted a culture of quality academics, provided industry thought leadership, and built a reputation for Becker as an industry leader. I would like to thank Tom for his many years of dedicated service and am pleased he will continue with the organization in an advisory role.”

“Because of our depth of management talent, we were able to promote from within our senior leadership team,” continued Hamburger. “John is an experienced leader who has established a strong reputation for strategic thinking and deep knowledge of the industry. He will continue to build upon the strong foundation at Becker.”

About John Roselli

Currently the senior vice president of business development and international for DeVry Inc., Roselli began his career at DeVry in May 2003 as director of business development and general manager of DeVry’s Center for Corporate Education. In 2004, he was appointed director of financial and strategic planning and development. In 2006, he was promoted to vice president of business development and planning, a role that later evolved into his present position. Over his career, he has led the opportunity development, negotiations, due diligence and integration of many highly successful acquisitions including: Chamberlain College of Nursing, Advanced Academics, Carrington Colleges (formerly U.S. Education) and DeVry’s Brazilian operations which include Faculdades Fanor, Area1, and Ruy Barbosa.

Prior to joining DeVry, Roselli served as vice president of finance and business development for Indeliq, an online learning subsidiary of Accenture. His 15 years of general management, finance, business development, and corporate training experience include assignments as vice president of business development for W. W. Grainger’s internet businesses, director of strategic alliances for Primus Knowledge Solutions, and consulting and auditing manager with both Ernst and Young and Deloitte and Touche.

Roselli has a Master of Business Administration and a Bachelor of Arts in accounting from the University of Washington, is a certified public accountant, and a Becker alumnus.

About Becker Professional Education

Becker Professional Development Corporation, which does business as Becker Professional Education, is a subsidiary of DeVry Inc. (NYSE: DV), and is a global leader in professional education serving the accounting, finance and project management professions. Nearly half a million professionals have advanced their careers through its CPA Exam Review, Review for the CFA® Exams, PMP® Exam Review and Continuing Professional Education programs. Throughout its more than 50 year history, Becker has earned a strong track record of student success through superior teaching, curriculum and learning tools that enable its students to develop the knowledge and performance skills necessary to stay ahead in an ever-changing business world. For more about Becker Professional Education, please visit www.becker.com.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, Becker Professional Education, Carrington Colleges, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology and serve students in secondary through postsecondary education as well as accounting and finance professionals. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
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(630) 353-3800
or
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